Oppenheimer Global Strategic Income Fund
N-SAR Exhibit – Item 77Q1

A copy of the Fund’s Restated Investment Advisory Agreement follows:

1.
Post-Effective Amendment No. 44 to the Registration Statement of Oppenheimer Global Strategic Income Fund (the “Registrant”) filed with the Securities and Exchange Commission on January 25, 2013 (Accession Number 0000728889-13-000087), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR:

•	Restated Investment Advisory Agreement dated 01/01/13.

•	Investment Subadvisory Agreement dated 01/01/13.

In addition, the following is Exhibit A to the Investment Subadvisory Agreement dated 01/01/13:

EXHIBIT A

TO SUBADVISORY AGREEMENT

SubAdvisory Fee

The Adviser will pay the SubAdviser a SubAdvisory Fee calculated in the same manner as the investment management fee paid by the Fund to the Adviser under the Advisory Agreement, which SubAdvisory Fee shall not exceed 90% of the investment management fee collected by the Adviser from the Fund, and which shall be calculated after any investment management fee waivers (i) required by the Fund’s Board of Trustees or (ii) voluntarily agreed to by both the Adviser and the SubAdviser.